CKF BANCORP, INC.

                                 CODE OF ETHICS
                                       FOR
                        DIRECTORS, OFFICERS AND EMPLOYEES


GENERAL PHILOSOPHY

     The honesty, integrity and sound judgment of our directors, officers and employees is essential to CKF Bancorp, Inc.'s reputation and success.

     This Code of Ethics governs the actions and working relationships of directors, officers and employees of CKF Bancorp, Inc. and its subsidiaries and affiliates (collectively, "CKF Bancorp") with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory organizations, the media, and anyone else with whom CKF Bancorp has contact. These relationships are essential to the continued success of CKF Bancorp as a financial services provider.

     This Code of Ethics:

     - Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

     - Requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by CKF Bancorp with governmental and regulatory agencies.

     -    Requires compliance with applicable laws, rules and regulations.

     - Addresses potential or apparent conflicts of interest and provides guidance for directors, officers and employees to communicate those conflicts to CKF Bancorp.

     - Addresses misuse or misapplication of CKF Bancorp property and corporate opportunities.

     - Requires the highest level of confidentiality and fair dealing within and outside the CKF Bancorp environment.

     -    Requires reporting of any illegal behavior.




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IDENTIFICATION OF SENIOR EXECUTIVE AND FINANCIAL OFFICERS

     Certain provisions of this Code of Ethics apply to senior executive and financial officers but not to other employees. For purposes of this Code of Ethics, CKF Bancorp's senior executive and financial officers shall consist of all officers with the title of Senior Vice President or higher, as well as Central Kentucky Federal Savings Bank's Chief Financial Officer. Except where otherwise specifically stated herein, this Code of Ethics applies to all directors, officers and employees.


CONFLICTS OF INTEREST

     A "conflict of interest" occurs when your private interest interferes or appears to interfere in any way with the interests of CKF Bancorp. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as a director, officer or employee of CKF Bancorp. Any position or interest, financial or otherwise, which could materially conflict with your performance as a director, officer or employee of CKF Bancorp, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between CKF Bancorp, its customers, suppliers or competitors or otherwise reflects negatively on CKF Bancorp, would be considered a conflict of interest.


CONFIDENTIALITY

     Nonpublic information regarding CKF Bancorp or its businesses, employees, customers and suppliers is confidential. As a CKF Bancorp director, officer or employee, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of CKF Bancorp, including family and friends, or with other personnel who do not need the information to carry out their duties. Some employees may be required to sign a confidentiality agreement in the course of employment at CKF Bancorp. All directors, officers and employees remain under an obligation to keep all information confidential even if your employment with CKF Bancorp ends.

     The following is a non-exclusive list of confidential information:

     (i)  Trade  secrets,  which include any business or technical  information,
          such  as  formula,   program,   method,   technique,   compilation  or
          information that is valuable because it is not generally known.

     (ii) All rights to any invention or process developed by an employee using CKF Bancorp facilities or trade secret information, from any work for CKF Bancorp, or relating to CKF Bancorp's business, is considered to be

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          "work-for-hire"  under the United States  copyright laws and shall belong to CKF Bancorp.

     (iii)Proprietary   information   such  as  customer  lists  and  customers'
          confidential information.

     Public and media communications involving CKF Bancorp must be made only by CKF Bancorp's President or his designee.


CORPORATE OPPORTUNITIES

     Using confidential information about CKF Bancorp or its businesses, directors, officers, employees, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

     Title 18 U.S. Code, Section 215, makes it a criminal offense for any CKF Bancorp employee to corruptly:

     (i) solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of CKF Bancorp; or

     (ii) accept anything of value (other than normal authorized compensation) from anyone in connection with the business of CKF Bancorp, either before or after a transaction is discussed or consummated.

     Directors, officers and employees are prohibited from:

     (i) Personally benefiting from opportunities that are discovered through the use of CKF Bancorp property, contacts, information or position.

     (ii) Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or CKF Bancorp's interest.

     (iii)Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at CKF Bancorp.

     (iv) Acting on behalf of CKF Bancorp in any transaction in which you or your immediate family has a significant direct or indirect financial or other interest.

     There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

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     (i)  Accepting  a gift in  recognition  of a commonly  recognized  event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $100 from any one individual in any calendar year.

     (ii) Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

     (iii)Accepting meals, refreshments, travel arrangements and accommodations and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations if the expense would be reimbursed by CKF Bancorp as a business expense if the other party did not pay for it.


INSIDER TRADING

     It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving CKF Bancorp common stock or other security while in possession of material information concerning CKF Bancorp that has not been released to the general public, but which when released may have an impact on the market price of the CKF Bancorp common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Directors, officers and employees are advised that they are required to comply with the CKF Bancorp, Inc. Insider Trading Policy. Directors, senior executive and financial officers and certain employees with access to sensitive information (those employees with such access have been notified by the President) are advised that they are required to comply with the CKF Bancorp, Inc. Special Trading Procedures for Directors, Officers and Certain Employees with Access to Sensitive Information. Any questions concerning the propriety of participating in a CKF Bancorp or other company stock or other security transaction should be directed to the President at (859) 236-4181. Copies of the Insider Trading Policy and the Special Trading Procedures are available to those subject to the policies from CKF Bancorp's President.


EXTENSIONS OF CREDIT

     CKF Bancorp's subsidiary bank may extend credit to any officer, director, or principal shareholder or employee of CKF Bancorp only in compliance with federal law and regulations and Central Kentucky Federal Savings Bank's policy on Loans to Principal Shareholders, Directors, Officers and Employees (the "Loan Policy"). A copy of the Loan Policy is available from CKF Bancorp's President.

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OUTSIDE BUSINESS RELATIONSHIPS

     Directors and senior executive and financial officers should disclose all new directorships or potential directorships to the Chairman of the Audit Committee of the Board of Directors in order to avoid any conflicts of interest. Senior executive and financial officers of CKF Bancorp are prohibited from holding outside employment. Other employees should notify their supervisors of outside directorships or employment to ensure it does not create a conflict of interest.

     CKF  Bancorp  encourages  civic,  charitable,   educational  and  political
activities as long as they do not interfere with the performance of your duties at CKF Bancorp.


FAIR DEALING

     Each director, officer and employee should undertake to deal fairly with CKF Bancorp's customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

     Senior executive and financial officers and other employees must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that would in any way restrict or prohibit the performance of any duties or responsibilities of their positions with CKF
Bancorp. Copies of such agreements should be provided to the CKF Bancorp President to permit evaluation of the agreement in light of the employee's position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of CKF Bancorp.

     Directors, officers and employees should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment or service with CKF Bancorp.


PROTECTION AND PROPER USE OF CKF BANCORP PROPERTY

     All directors, officers and employees should protect CKF Bancorp's property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact CKF Bancorp's profitability, reputation and success. Permitting CKF Bancorp property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Directors, officers and employees may not use corporate, bank or other official stationery for personal purposes.

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COMPLIANCE WITH LAWS, RULES AND REGULATIONS

     This Code of Ethics is based on CKF Bancorp's policy that all directors, officers and employees comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.


PREPARATION OF PERIODIC REPORTS FILED WITH GOVERNMENTAL AND REGULATORY AGENCIES

     Particular care is required in the preparation of CKF Bancorp's filings ("Securities Reports") with the Securities and Exchange Commission ("SEC") pursuant the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC thereunder (collectively, the "Securities Laws"), as well as CKF Bancorp's filings and communications (collectively, "Regulatory Reports") with federal bank regulatory authorities. It is essential that CKF Bancorp's Securities Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of the Securities Laws for the protection of CKF Bancorp and its stockholders and to engender public confidence in the information provided by CKF Bancorp in its Securities Reports. Similarly, it is essential that CKF Bancorp's Regulatory Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of applicable federal banking laws and regulations ("Banking Laws"). Accordingly, the directors, senior executive and financial officers and other officers and employees involved in the preparation of Securities Reports and Regulatory Reports must use their best efforts to ensure that CKF Bancorp's Securities Reports and Regulatory Reports and other public communications made by CKF Bancorp contain full, fair, accurate, timely and understandable disclosure and that CKF Bancorp at all times complies in all material respects with the letter and spirit of the Securities Laws and the Banking Laws.


REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR AND VIOLATIONS OF THIS CODE OF ETHICS

     All directors, officers and employees are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. CKF Bancorp recognizes that its customers must have faith and confidence in the honesty and character of its senior executive and financial officers. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions CKF Bancorp must take regarding any known, or suspected, crime involving the affairs of CKF Bancorp. With regard to financial affairs, a bank must make a criminal referral in the case of any known, or suspected, theft, embezzlement, check/debit card fraud, kiting, misapplication or other defalcation involving bank funds or bank personnel in any amount.

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     Fraud  is  an  element  of  business  that  can  significantly  affect  the reputation and success of CKF Bancorp. CKF Bancorp requires its senior executive and financial officers and employees to talk to the President, reporting directly to the Audit Committee of the Board of Directors, to report and discuss any known or suspected criminal activity involving CKF Bancorp or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters, you must report violations of laws, rules, regulations or this Code of Ethics to the President, reporting directly to the Audit Committee of the Board of Directors. Reporting the activity will not subject you to discipline absent a knowingly false report.


ADMINISTRATION AND WAIVER OF CODE OF ETHICS

     This Code of Ethics shall be administered and monitored by the CKF Bancorp President, reporting directly to the Audit Committee of the Board of Directors. Any questions and further information on this Code of Ethics should be directed to this individual.

     It is also the responsibility of the President to annually reaffirm compliance with this Code of Ethics by all senior executive and financial officers, and to obtain a signed certificate that each senior executive and financial officer has read and understands the guidelines and will comply with them. Senior executive and financial officers will be required to sign a receipt form indicating they have read this Code of Ethics and will comply with its provisions.

     Directors, officers and employees of CKF Bancorp are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics. However, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors, officers or employees shall be promptly disclosed to stockholders in a Current Report on Form 8-K.

     Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment in the case of employees.

     CKF Bancorp will provide to any person without charge, upon request, a copy of this Code of Ethics. Such request should be made, in writing, to: Corporate Secretary, CKF Bancorp, Inc., 340 West Main Street, Danville, Kentucky 40422.

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